Exhibit 99.1

PLUMAS BANCORP ANNOUNCES REVISED SECOND QUARTER RESULTS

QUINCY, California, August 14, 2009 – Plumas Bancorp, (NasdaqCM:PLBC), a bank holding company and the parent company of Plumas Bank, today announced that it has filed its Report on Form 10-Q for the quarter ended June 30, 2009 with the Securities and Exchange Commission.

The Company has revised its results compared to those announced in its press release on July 24, 2009. This revision arises from additional provisions to the Company’s allowance for loan losses due to a recent reappraisal of real estate collateral for a previously identified impaired loan in which Plumas Bank is a participant. Plumas Bank received this appraisal information from the lead bank after issuing the July 24, 2009 press release but before the filing of the Form 10-Q for the quarter ended June 30, 2009. As required under generally accepted accounting principles, the Company has recorded an additional provision for loan losses of $2.0 million, offset in part by a tax benefit of $820,000 and revised the financial statements included with the press release of July 24, 2009.

The Company reported a net loss of $3.2 million or $0.71 per diluted share in the Form 10-Q for the second quarter of 2009 as compared to a loss of $2.1 million or $0.47 per diluted share as reported in its press release of July 24, 2009. For the first six months of 2009, the Company reported a net loss of $4.5 million or $1.00 per diluted share in the Form 10-Q for the second quarter of 2009 as compared to a net loss of $3.3 million or $0.76 per diluted share in its press release of July 24, 2009.

Douglas N. Biddle, president and chief executive officer, commented, “Subsequent to issuing our press release on July 24, 2009, we received appraisal information from the lead bank related to a participation loan that required us to make an adjustment to the provision and allowance for loan losses. The allowance for loan losses represents management’s best estimate of the inherent probable losses in the loan portfolio. Actual losses will ultimately be determined by future events that will likely be linked to the future condition of the general economy and real estate markets.”

Shareholders’ Equity

Total shareholders’ equity increased by $6.0 million from $36.8 million at June 30, 2008 to $42.8 million at June 30, 2009. This increase is related to the issuance of $11.9 million in preferred stock under the government’s Capital Purchase Program (“CPP”) during January of 2009, partially offset by our 2009 loss, common stock cash dividends paid during 2008, preferred stock dividends during 2009 and common stock repurchases made from April through December of 2008. No stock repurchases were made in 2009 and none are anticipated as long as the preferred stock is outstanding.

Book value per common share decreased to $6.54 at June 30, 2009 from $7.63 at June 30, 2008. Plumas Bancorp’s total risk-based capital ratio increased to 14.3% at June 30, 2009 compared to 12.7% and 12.2% at June 30, 2008 and December 31, 2008, respectively.

Investments, Loans, Deposits and Borrowings

Investment securities increased by $7.8 million from June 30, 2008 as we invested the funds received from the CPP in government guaranteed securities. These funds also provide us with additional lending capacity which we can utilize to support our growth objectives and local economic expansion. Net loans increased by $1.4 million from $353 million at June 30, 2008 to $354 million at June 30, 2009. During the same period, deposits increased by $23.8 million to $399 million. This increase in deposits is primarily related to a new interest bearing transaction account designed for local public agencies, which we have successfully marketed to several of the municipalities in our service area. The Company’s loan to deposit ratio decreased from 95.1% at June 30, 2008 to 91.2% at June 30, 2009.

The increase in deposits allowed us to reduce our level of short-term borrowings which consist of over night borrowings with the Federal Home Loan Bank of San Francisco (“FHLB”). FHLB borrowings totaled $5 million at June 30, 2009, down $19.5 million from $24.5 million at June 30, 2008.

Net Interest Income and Net Interest Margin

For the quarter ended June 30, 2009 net interest income before provision for loan losses totaled $5.0 million, a decline of $126 thousand or 2% from the $5.1 million earned during the second quarter of 2008. Net interest margin declined 38 basis points from 5.15% for the quarter ended June 30, 2008 to 4.77% for the quarter ended June 30, 2009. During this same period there was a 175 basis point decline in the Federal Funds rate and we experienced a $29.4 million increase in nonperforming loans. While nonperforming loans are included in the computation of net interest margin, the vast majority of these loans are not accruing interest. The result is a decrease in loan yield and a decrease in net interest margin. The increase in nonperforming loans is the primary reason for the decline in net interest margin since the effect of the decline in market rates on the loan portfolio has been mitigated by a decline in our cost of funds. The Company’s cost of funds has benefited from both the maturity of higher rate time deposits and the decline in market interest rates.

For the six months ended June 30, 2009 net interest income before provision for loan losses totaled $9.7 million, a decline of $453 thousand from the $10.1 million earned during the same period in 2008. Net interest margin declined 35 basis points to 4.70% during the current six-month period from 5.05% for the same period in the prior year.

Asset Quality

Nonperforming loans at June 30, 2009 were $31.3 million (8.60% of total loans), an increase of $4.6 million from the December 31, 2008 balance of $26.7 million and $29.4 million over the $1.9 million (0.55% of total loans) balance at June 30, 2008. The increase in nonperforming loans from the June 30, 2008 balance is related primarily to six separate loan relationships which are secured by commercial real estate. These loans are considered impaired, have a total principal balance at June 30, 2009 of $23.1 million, specific reserves of $4.4 million and a fair value of $18.7 million. Nonperforming assets (which is comprised of nonperforming loans, discussed above, plus repossessed vehicles and foreclosed real estate) at June 30, 2009 were $35.2 million, an increase of $4.2 million over the balance of $31.0 million at December 31, 2008 and an increase of $30.8 million over the $4.4 million balance at June 30, 2008. Nonperforming assets include foreclosed real estate of $3.9 million at June 30, 2009 compared to $4.1 million at December 31, 2008 and $2.4 million at June 30, 2008.

The Company increased its provision for loan losses from $990 thousand during the six months ended June 30, 2008 to $8.75 million during the six months ended June 30, 2009. As a percentage of total loans, the allowance for loan losses has increased from 1.25% at June 30, 2008 to 1.97% at December 31, 2008 and to 2.72% at June 30, 2009.

Net charge-offs during the six months ended June 30, 2009 totaled $6.1 million, an increase of $5.3 million from the $746 thousand incurred during the first half of 2008. Net charge-offs as an annualized percentage of average loans totaled 3.39% during the first six months of 2009, up from 0.43% for the six months ended June 30, 2008.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates thirteen branches located in the counties of Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta, and it also operates a commercial real estate lending office in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. Plumas Bank was named a Premier Bank in 2008 by The Findley Reports. Additionally, in recognition of the Company’s long history of stock performance, Plumas Bancorp was named to the Keefe, Bruyette & Woods Honor Roll for banking institutions. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact:	Elizabeth Kuipers
Vice President Marketing Manager
& Investor Relations Officer
Plumas Bank & Plumas Bancorp
35 South Lindan Avenue
Quincy, CA 95971
530.283.7305 extension 8912
elizabeth.kuipers@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of June 30,
			Dollar	Percentage
	2009	2008	Change	Change
ASSETS
Cash and due from banks	$11,207	$15,903	$(4,696)	-29.5%
Federal funds sold	—	—	—	0.0%
Investment securities	54,739	46,935	7,804	16.6%
Loans, net of allowance for loan losses	353,914	352,502	1,412	0.4%
Premises and equipment, net	15,193	15,474	(281)	-1.8%
Intangible assets, net	735	908	(173)	-19.1%
Bank owned life insurance	9,938	9,594	344	3.6%
Real estate and vehicles acquired through foreclosure	3,962	2,425	1,537	63.4%
Accrued interest receivable and other assets	13,332	9,242	4,090	44.3%

Total assets	$463,020	$452,983	$10,037	2.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$398,797	$375,029	$23,768	6.3%
Short-term borrowings	5,000	24,500	(19,500)	-79.6%
Accrued interest payable and other liabilities	6,131	6,355	(224)	-3.5%
Junior subordinated deferrable interest debentures	10,310	10,310	—	0.0%

Total liabilities	420,238	416,194	4,044	1.0%
Shareholders’ equity	42,782	36,789	5,993	16.3%

Total liabilities and shareholders’ equity	$463,020	$452,983	$10,037	2.2%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED JUNE 30,	2009	2008	Change	Change

Interest income	$5,893	$6,453	$(560)	-8.7%
Interest expense	895	1,329	(434)	-32.7%

Net interest income before provision for loan losses	4,998	5,124	(126)	-2.5%
Provision for loan losses	5,850	470	5,380	1144.7%

Net interest income after provision for loan losses	(852)	4,654	(5,506)	-118.3%
Non-interest income	1,199	1,405	(206)	-14.7%
Non-interest expenses	5,917	4,993	924	18.5%

Income (loss) before income taxes	(5,570)	1,066	(6,636)	-622.5%
Provision (benefit) for income taxes	(2,339)	369	(2,708)	-733.9%

Net income (loss)	$(3,231)	$697	$(3,928)	-563.6%
Dividends accrued and discount accreted on preferred shares	(171)	—	(171)	100.0%

Net income (loss) available to common shareholders	$(3,402)	$697	$(4,099)	-588.1%

Basic earnings (loss) per share	$(0.71)	$0.14	$(0.85)	-607.1%

Diluted earnings (loss) per share	$(0.71)	$0.14	$(0.85)	-607.1%

FOR THE SIX MONTHS ENDED JUNE 30,	2009	2008	Dollar Change	Percentage Change

Interest income	$11,447	$13,216	$(1,769)	-13.4%
Interest expense	1,788	3,104	(1,316)	-42.4%

Net interest income before provision for loan losses	9,659	10,112	(453)	-4.5%
Provision for loan losses	8,750	990	7,760	783.8%

Net interest income after provision for loan losses	909	9,122	(8,213)	-90.0%
Non-interest income	2,365	2,755	(390)	-14.2%
Non-interest expenses	11,157	9,953	1,204	12.1%

Income (loss) before income taxes	(7,883)	1,924	(9,807)	-509.7%
Provision (benefit) for income taxes	(3,376)	651	(4,027)	-618.6%

Net income (loss)	$(4,507)	$1,273	$(5,780)	-454.0%
Dividends accrued and discount accreted on preferred shares	(287)	—	(287)	100.0%

Net income (loss) available to common shareholders	$(4,794)	$1,273	$(6,067)	-476.6%

Basic earnings (loss) per share	$(1.00)	$0.26	$(1.26)	-484.6%

Diluted earnings (loss) per share	$(1.00)	$0.26	$(1.26)	-484.6%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	June 30,
	2009	2008
QUARTERLY AVERAGE BALANCES
Assets	$478,944	$444,495
Earning assets	$420,376	$400,300
Loans	$362,655	$351,679
Deposits	$387,897	$380,048
Common equity	$34,767	$37,219
Total equity	$46,306	$37,219

CREDIT QUALITY DATA
Allowance for loan losses	$9,882	$4,455
Allowance for loan losses as a percentage of total loans	2.72%	1.25%
Nonperforming loans	$31,276	$1,946
Nonperforming assets	$35,238	$4,371
Nonperforming loans as a percentage of total loans	8.60%	0.55%
Nonperforming assets as a percentage of total assets	7.59%	0.96%
Year-to-date net charge-offs	$6,092	$746
Year-to-date net charge-offs as a percentage of average loans, annualized	3.39%	0.43%

SHARE AND PER SHARE DATA
Basic earnings (loss) per share for the quarter	$(0.71)	$0.14
Diluted earnings (loss) per share for the quarter	$(0.71)	$0.14
Quarterly weighted average shares outstanding	4,776	4,822
Quarterly weighted average diluted shares outstanding	4,776	4,849
Basic earnings (loss) per share, year-to-date	$(1.00)	$0.26
Diluted earnings (loss) per share, year-to-date	$(1.00)	$0.26
Year-to-date weighted average shares outstanding	4,776	4,841
Year-to-date weighted average diluted shares outstanding	4,776	4,868
Book value per share	$6.54	$7.63
Common cash dividends paid per share, year-to-date	$0.00	$0.16
Total shares outstanding	4,776	4,820

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	-39.2%	7.5%
Annualized return on average assets	-2.71%	0.63%
Net interest margin	4.77%	5.15%
Efficiency ratio	95.5%	76.5%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return (loss) on average equity	-27.4%	6.9%
Annualized return (loss) on average assets	-1.94%	0.57%
Net interest margin	4.70%	5.05%
Efficiency ratio	92.8%	77.4%
Loan to Deposit Ratio	91.2%	95.1%
Total Risk-Based Capital Ratio	14.3%	12.7%